Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE FOURTH QUARTER

AND YEAR ENDED DECEMBER 31, 2018

Tontitown, Arkansas, January 16, 2019...... P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $6.1 million, or diluted earnings per share of $1.01, for the fourth quarter of 2018, and net income of $24.0 million, or diluted earnings per share of $3.90, for the year ended December 31, 2018. These results include non-cash, non-operating losses associated with our investments in marketable equity securities which negatively impacted diluted earnings per share by $0.70 for the fourth quarter of 2018 and by $0.71 for the year ended December 31, 2018. This non-cash charge was recognized as the result of new accounting requirements which became effective for the Company during 2018 and required that changes in the fair value of equity investments flow through earnings. These results compare to net income of $31.6 million, or diluted earnings per share of $5.00 for the fourth quarter of 2017, and net income of $38.9 million, or diluted earnings per share of $6.08 for the year ended December 31, 2017. The 2017 results include a non-cash income tax benefit as a result of the tax reform law enacted during the fourth quarter of 2017. This tax benefit positively impacted diluted earnings per share by $4.72 and $4.65 for the fourth quarter of 2017 and the year ended December 31, 2017, respectively.

Operating revenues increased 24.6% to $138.2 million for the fourth quarter of 2018 compared to $110.9 million for the fourth quarter of 2017. The increase in operating revenues includes an increase in fuel surcharge revenue from $17.5 million for the fourth quarter of 2017 to $21.6 million for the fourth quarter of 2018 as fuel prices were higher during the fourth quarter of 2018 compared to the fourth quarter of 2017. For the year ended December 31, 2018, operating revenues increased 21.8% to $533.3 million compared to $437.8 million for the year ended December 31, 2017. The increase in operating revenues includes an increase in fuel surcharge revenue from $64.3 million for the year ended December 31, 2017 to $87.4 million for the year ended December 31, 2018 as fuel prices were higher during 2018 as compared to 2017.

Daniel H. Cushman, President of the Company, commented, “We were very pleased with the financial results for both our fourth quarter and year ended December 31, 2018; each setting new operating records for best quarter and best year in the Company’s history. As mentioned in earlier releases, 2018 began with a fairly significant challenge as recently implemented driver pay increases immediately increased our expenses while customer rate increases would not take effect until later in the year. As a result, we didn’t really begin to see the improvements we were expecting until the last half of 2018. Since then, we have experienced seven consecutive months of record operating results.

“In the fourth quarter of 2018 we were faced with many of the usual challenges that occur in our fourth quarter each year, including scheduled auto plant downtimes and customer holiday schedules which result in reduced business work days. These hurdles often make the fourth quarter more difficult to achieve sequential growth. However, in 2018 we overcame these headwinds and surpassed third quarter operating results, which had been our previous best quarter on record. Each month of the fourth quarter individually broke previous operating records for that respective month, so we are encouraged by the continued strong demand through year end.

“While a portion of our 2018 success is certainly attributable to a strong freight market in general, much of our success came from our commitment to expand on business with customers where relationships were established during the weak market periods of 2016 and early 2017. We participated in ‘peak business’ opportunities in the fourth quarter 2017, and saw an expansion in this type of business during the fourth quarter 2018. We continue to apply the ‘best in class’ service levels demanded by automotive shippers to these non-automotive customers with great results, as illustrated by Fed Ex awarding us their ‘Ground Carrier of the Year’ award in 2018. We attribute much of our ability to overcome our typical fourth quarter hurdles to the new business opportunities that have helped us mitigate the effect of the traditional automotive plant downtime.

“Despite ever increasing competition for professional drivers, we accomplished almost 20% growth in our truck fleet count during 2018. Much of the success in this area is attributable to customer support for freight rate increases, which facilitated both across-the-board and lane-specific rate increases to our drivers. Increasing density in key lanes and the recurring nature of much of our dedicated business has also been key to our ability to offer predicable, recurring home time. However, without the superb effort of our recruiting team in marketing to the diverse combination of driving jobs we offer, these results would not have been possible.

“We continue to re-invest in the Company, with major 2018 investments in fleet renewal, fleet growth, and real estate investments in Laredo, Nuevo Laredo, and expansion of our corporate headquarters, to name a few. These investments are intended to maintain one of the newest fleets of trucks and trailers in the industry, and to support growth initiatives in cross-border and brokerage operations. The expansion of our corporate headquarters includes the acquisition of neighboring properties which are intended to allow for up to 200% growth in the size of our brokerage operations which achieved record revenues and operating profitability during 2018 and included revenue growth of 75% and improvement in operating income of 146% for 2018 as compared to 2017.

“We look forward to the opportunities which we believe 2019 holds, and believe we are well positioned for success based on growth and cost control initiatives that we continue to pursue. We do not expect the driver market to suddenly correct itself, so we believe that the driver shortage will continue to limit the industry’s ability to add truck capacity in the near term.

“We thank our employees, customers, suppliers and shareholders for their continued support and eagerly turn the page to what we believe will be another memorable year.”

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited) (in thousands, except earnings per share data)

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Revenue, before fuel surcharge	$116,611	$93,366	$445,855	$373,523
Fuel surcharge	21,563	17,523	87,406	64,315

Operating revenue	138,174	110,889	533,261	437,838

Operating expenses and costs:
Salaries, wages and benefits	30,820	26,342	119,819	102,227
Operating supplies and expenses	22,927	20,361	93,130	79,505
Rent and purchased transportation	50,355	43,638	201,455	174,477
Depreciation	12,861	10,941	49,387	42,274
Insurance and claims	4,162	4,117	17,191	17,484
Other	3,074	2,457	11,983	9,249
Gain on disposition of equipment	(700)	(319)	(1,306)	(58)
Total operating expenses and costs	123,499	107,537	491,659	425,158

Operating income	14,675	3,352	41,602	12,680

Interest expense	(2,019)	(1,070)	(6,245)	(3,902)
Non-operating (loss) income	(4,704)	384	(4,016)	5,853

Income before income taxes	7,952	2,666	31,341	14,631
Income tax expense (benefit)	1,882	(28,895)	7,347	(24,268)

Net income	$6,070	$31,561	$23,994	$38,899

Diluted earnings per share	$1.01	$5.00	$3.90	$6.08

Average shares outstanding – Diluted	6,029	6,312	6,159	6,398

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter Ended December 31,		Twelve Months Ended December 31,
Truckload Operations	2018	2017	2018	2017

Total miles (in thousands)	53,943	54,145	222,738	229,392
Operating ratio (1)	85.86%	96.71%	89.73%	96.70%
Empty miles factor	7.29%	6.91%	6.31%	6.77%
Revenue per total mile, before fuel surcharge	$1.74	$1.44	$1.60	$1.41
Total loads	98,786	86,094	398,080	339,182
Revenue per truck per work day	$736	$727	$738	$695
Revenue per truck per week	$3,680	$3,637	$3,691	$3,473
Average company-driver trucks	1,399	1,144	1,327	1,201
Average owner operator trucks	630	588	574	634

Logistics Operations
Total revenue (in thousands)	$22,540	$15,251	$89,286	$51,098
Operating ratio	93.90%	94.88%	94.41%	96.03%

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1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.